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                                     Global
                                      Gold
                                  Corporation
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              Global Gold Uranium Completes Cochrane Pond Airborne
                 Survey and Starts Prospecting on 150 Anomalies

Greenwich, CT--September 10, 2007 - Global Gold Uranium LLC, a wholly owned subsidiary of Global Gold Corporation (OTCBB-GBGD), has completed its airborne survey of the Cochrane Pond Uranium J.V. claims, Newfoundland. The survey by Global Gold Uranium, consisting of a combined radiometric and magnetic system, was flown over 6396 line kilometers during the summer. Approximately 150 radiometric anomalies were identified from the extensive data.

Global Gold Uranium has retained a 4-member prospecting team which is en route to the project area at this time. The team, to be based at the nearby port of Burgeo, will be supported by a helicopter based there and will start prospecting by September 10th.

Global Gold Uranium acquired an option on Cochrane Pond in April 2007. The Cochrane Pond property consists of 2,600 claims within 61,000 hectares (approximately 150,708 acres). The claims were staked jointly by Commander Resources and Bayswater Uranium in early 2006 to cover favorable geology after uranium discoveries were made on Commander's adjacent Hermitage Property. The JV partners interpret that the Cochrane Pond Property, like the Hermitage property is underlain by metasedimentary and metavolcanic rocks which could host uranium mineralization. Prospecting on the Hermitage property by Commander Resources Ltd. and others has resulted in the discovery of over 25 uranium showings with prospecting samples up to 3% U3O8.


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Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Armenia, Chile and Canada, committed to building shareholder value and maintaining social and environmental responsibilities. Global Gold Mining LLC operates in Armenia as a subsidiary of Global Gold Corporation. Global Gold Uranium LLC, a wholly owned subsidiary of Global Gold Corporation, is engaged in the exploration for and development of uranium deposits in the province of Newfoundland and Labrador.

More information can be found at www.globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact Information:

Andrew Barwicki, Investor Relations
203-422-2320